EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 4th day of February, 2013, between Body Central Corp. (the “Company”), and Brian P. Woolf (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company beginning on February 5, 2013 (the “Commencement Date”) on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Employment.

(a)           Term.  The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the Commencement Date and continuing for a five (5) year period (the “Initial Term”), unless sooner terminated in accordance with the provisions of Section 3; with such employment to automatically continue following the Initial Term for successive additional one-year periods  in accordance with the terms of this Agreement (subject to termination as aforesaid) (each a “Renewal Term”) unless either party notifies the other party in writing of its intention not to renew this Agreement at least sixty (60) days prior to the expiration of the Initial Term or any Renewal Term (such period of employment during Initial Term, together with any such Renewal Term, shall hereinafter be referred to as the “Term”).

(b)           Position and Duties.  During the Term, the Executive shall serve as the Chief Executive Officer of the Company, and shall have responsibilities and duties consistent with such position and such additional lawful duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”) or its designees, provided that such duties are consistent with the level of the Executive’s position or other positions that the Executive may hold from time to time.  In addition, subject to Section 3(h) below, (i) as of the Commencement Date, the Executive shall be appointed as a member of the Board and (ii) during the Term, the Company shall nominate the Executive for election as a member of the Board at any annual meeting of stockholders at which the Executive’s Board seat is subject to stockholder vote.  The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company.  Notwithstanding the foregoing, the Executive may serve on up to one other board of directors with the written approval of the Board, or engage in religious, charitable or other community or personal investment activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of the Executive’s duties, responsibilities and obligations to the Company under this Agreement or otherwise.

2.             Compensation and Related Matters.

(a)           Base Salary.  During the Term, the Executive’s initial base salary shall be based on an annual rate of Seven Hundred Fifty Thousand dollars ($750,000).  The Executive’s base salary rate shall be considered annually by the Compensation Committee of the Board (the “Compensation Committee”), but not reduced (except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company).  The annual base salary rate in effect at any given time is referred to herein as “Base Salary.”  The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b)           Discretionary Bonus.  During the Term, the Executive shall be eligible to receive discretionary bonuses as determined by the Compensation Committee from time to time in its sole discretion (“Discretionary Bonuses”).  Discretionary Bonuses (if any) shall be payable at the same time bonuses are payable to the Company’s senior executives generally in accordance with the Company’s policies with respect thereto in effect from time to time.  The Executive’s target Discretionary Bonus shall be equal to 100% of Base Salary and shall be based on the performance of the Company and the Executive based upon goals set by the Compensation Committee after consultation with the Executive; provided that such target shall not limit the discretion of the Compensation Committee.  In no case shall the Executive’s Discretionary Bonus pertaining to a given fiscal year exceed 200% of the Executive’s Base Salary.  Notwithstanding the foregoing, the Executive’s Discretionary Bonus with respect to the 2013 fiscal year (if any) shall be pro-rated based on the length of employment during such fiscal year.  To be eligible to receive a Discretionary Bonus for a given year, the Executive must be employed by the Company on the day such Discretionary Bonus for such year is paid (the “Discretionary Bonus Vesting Date”).  Except as otherwise provided below, the Executive shall not be deemed to have earned or be entitled to (and shall not receive) any Discretionary Bonus for a given year or any pro-rata portion of any Discretionary Bonus for a given year if the Executive’s employment terminates for any reason (whether by the Company or the Executive) prior to the Discretionary Bonus Vesting Date.

(c)           Stock Options and Restricted Stock.

(i)            On the Commencement Date, the Executive shall be granted (i) non-qualified options to purchase 300,000 shares of the Company’s Common Stock, subject to the terms and conditions set forth in the Body Central Corp. Amended and Restated 2006 Equity Incentive Plan (the “Option Plan”) and a Non-Qualified Stock Option Agreement to be entered into between the Executive and the Company, which stock option shall vest over four years, with 25% vesting on the first anniversary of the Commencement Date and the balance vesting in twelve equal quarterly installments thereafter, subject to the Executive’s continued employment with the Company through such date and (ii) a restricted stock award of 150,000 shares of the Company’s Common Stock, subject to the terms and conditions set forth in the Option Plan and a Restricted Stock Agreement to be entered into between the Executive and the Company, which restricted stock award shall vest in four equal annual installments on each of the first four anniversaries of the Commencement Date, subject to the Executive’s continued employment with the Company through such date; provided, however, in the sole discretion of the Board, all or a portion of such awards may be made pursuant to the inducement grant exception set forth in NASDAQ Listing Rule 5635(c)(4).

(ii)           In addition to the foregoing, commencing in 2014, the Executive shall also be eligible to receive an annual long-term grant, such grant generally to be comprised of 2/3 of such value (as determined based on the Black-Scholes model) being in the form of options to purchase the Company’s common stock and 1/3 of such value being in the form of the Company’s restricted stock, in each case pursuant to and subject to the terms and conditions set forth in the Option Plan and the relevant award agreement.

(d)           Vacation, Holidays and Sick Leave.  During the Term, the Executive shall be eligible to accrue up to four (4) weeks paid vacation in each year, which shall accrue ratably. In other respects, the Company’s vacation policies shall apply to vacations.  The Executive shall also be eligible for paid holidays and personal or sick leave in accordance with the Company’s policies and procedures pertaining to the same as in effect from time to time for senior executives.  Vacations may be taken at the Executive’s discretion at such time or times as are not inconsistent with the reasonable business needs of the Company and do not interfere with the performance of the Executive’s duties to the Company.

(e)           Expenses.  The Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.  In addition, the Company agrees to pay the Executive’s counsel the legal fees and reasonable expenses incurred by the Executive negotiating the terms of this Agreement (not to exceed $5,000 in the aggregate).

(f)            Automobile Allowance.  During the Term, the Company shall pay the Executive an automobile allowance of One Thousand dollars ($1,000) per month.

(g)           Housing Allowance.  It is expected that the Executive shall provide services primarily at the Company’s corporate headquarters in Jacksonville, Florida.  The Executive shall receive reimbursement for reasonable expenses (not to exceed $30,000 in the aggregate) incurred by the Executive during 2013 with respect to out-of-pocket expenses incurred by the Executive relating to moving expenses, temporary living expenses in the Jacksonville, Florida area and/or closing costs (legal, title search, mortgage points, etc.) for any permanent residence purchased in the Jacksonville, Florida area.  The Executive shall submit any request for reimbursement within 60 days of incurring the expense, and the Company shall reimburse the Executive within 60 days following receipt of such request.

(h)           Other Benefits.  During the Term, the Executive shall be entitled to participate in or receive benefits under all of the Company’s Employee Benefit Plans as the Company may adopt or maintain from time to time generally or for all or most of its senior executives.  As used herein, the term “Employee Benefit Plan” means any pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; dental insurance plan; disability plan; and health and accident plan or arrangement as may be established or maintained by the Company generally for employees of the same status within the hierarchy of the Company, any of which may be changed or eliminated by the Company (subject to the applicable plan, arrangement or law).  Such participation shall be subject to the terms, conditions and overall administration of such plan or arrangement.  Any payments or benefits payable to the Executive under a plan or arrangement referred to in this Section 2(g) in respect of any calendar year during which the Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which the Executive is so employed.  Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.  Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish or maintain the effectiveness of any such or particular plan, program or benefit which may be in effect from time to time.

3.             Termination.  During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)           Death.  The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b)           Disability.  The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period or 90 consecutive days.  If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue.  The Executive shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive.  Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)           Termination by Company for Cause.  The Company may terminate the Executive’s employment hereunder at any time for Cause.  For purposes of this Agreement, “Cause” shall mean:  (i) conduct by or at the direction of the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of, or a plea of guilty or nolo contendere to, (A) any felony, or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by or at the direction of the Executive constituting a breach of the Executive’s duty of loyalty or fiduciary duty owing to the Company or any of its subsidiaries or affiliates; (iv) any conduct by or at the direction of the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the Executive were retained in the Executive’s position; (v) continued non-performance by the Executive of the Executive’s duties or responsibilities hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board; (vi) a material breach by the Executive of this Agreement (including, without limitation, any breach of any of the provisions contained in Section 6 of this Agreement) or of any other agreement between the Executive (on the one hand) and the Company or any of its subsidiaries or affiliates (on the other hand); (vii) a material violation by the Executive of any of the Company’s written employment policies; (viii) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; or (ix) termination by the Executive of the Executive’s employment without Good Reason on fewer than thirty (30) days’ advance written notice.

(d)           Termination by the Company Without Cause.  The Company may terminate the Executive’s employment hereunder at any time without Cause.  Any termination by the Company of the Executive’s employment under this Agreement that does not constitute a termination by the Company for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) or from an Accelerated Resignation (as defined below in Section 3(g)) shall be deemed a termination without Cause.

(e)           Termination by the Executive.  The Executive may terminate the Executive’s employment hereunder at any time for any reason, including but not limited to Good Reason, subject to applicable notice periods and requirements.  For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following events:  (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company (each a “Good Reason Condition”).  “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within 90 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist; and (v) the Executive terminates the Executive’s employment within 30 days after the end of the Cure Period.  If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f)            Notice of Termination.  Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)           Date of Termination.  “Date of Termination” shall mean:  (i) if the Executive’s employment is terminated on account of the Executive’s death under Section 3(a), the date of the Executive’s death; (ii) if the Executive’s employment is terminated on account of the Executive’s disability under Section 3(b), by the Company for Cause under Section 3(c), or by the Company without Cause under Section 3(d), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period.  Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination to any earlier effective date (an “Accelerated Resignation”) and such Accelerated Resignation shall not result in or be treated as a termination by the Company for purposes of this Agreement.

(h)           Resignation on Termination.  On the Date of Termination, the Executive shall resign from all positions with the Company and its subsidiaries.  In addition, if the Executive is then serving as a member of the Board or the Board of Directors of a subsidiary, the Executive shall tender his resignation from such directorship(s) on the Date of Termination.

4.             Compensation Upon Termination.

(a)           Termination Generally.  If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(e) of this Agreement) and any accrued but unused vacation; (iii) any vested benefits the Executive may have or welfare benefits that may be due or convertible, under any Employee Benefit Plan through the Date of Termination, which benefits shall be paid and/or provided in accordance with the terms of such Employee Benefit Plan (collectively, the “Accrued Benefits”); and (iv) in the case of death or disability under Section 3(b), a Pro-Rata Bonus payable by March 15 of the year following the year in which the Date of Termination occurs.  For purposes of this Agreement, “Pro-Rata Bonus” shall mean an amount equal to the product of:  (i) the Discretionary Bonus that would have been payable to the Executive were he to remain employed by the Company through the last day of the fiscal year in which the Date of Termination occurred, based on the actual performance of the Company for such fiscal year; and (ii) a fraction, the numerator of which is the number of days that the Executive was employed by the Company during the fiscal year in which the Date of Termination occurred and the denominator of which is 365.

(b)           Termination by the Company Without Cause or by the Executive with Good Reason.  During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates the Executive’s employment for Good Reason as provided in Section 3(e), then the Company shall pay the

Executive the Executive’s Accrued Benefit.  In addition, subject to the Executive signing a general release of claims in favor of the Company and related persons and entities in substantially the form attached to this Agreement as Exhibit A, with only such changes as the Company’s counsel advises are required by applicable laws or regulation (the “Release”) and the expiration of the seven-day revocation period for the Release, (i) the Company shall pay the Executive severance of one (1) year’s Base Salary at the rate of in effect on the Date of Termination, (ii) if the Date of Termination occurs on or after the date the Board determines the amount of a Discretionary Bonus payable with respect to a preceding fiscal year but prior to the payment thereof, the Company shall pay to the Executive such Discretionary Bonus, and (iii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for 12 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company (collectively, the “Severance Amount”).  The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practices and schedule over 12 months, beginning on the first payroll date that occurs after the 30th day after the Date of Termination.  Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment.  Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Sections 6-11 of this Agreement, all payments of the Severance Amount shall immediately cease.

(c)           Change of Control.  The provisions of this Section 4(c) shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 12 months after the occurrence of the first event constituting a Change of Control.  These provisions shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change of Control. During the Term, if within 12 months following a Change of Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates the Executive’s employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive the Executive’s Accrued Benefit.  In addition, subject to the Executive signing the Release and the expiration of the seven-day revocation period for the Release, the Company shall pay the Executive severance equal to two times the sum of (i) the Executive’s Base Salary at the rate in effect on the Date of Termination and (ii) the average of the Executive’s Discretionary Bonus under Section 2(b) received by the Executive for the two immediately preceding fiscal years (or one if the Executive has not been employed for two such years).  Such amount shall be paid in a lump sum on the first payroll date that occurs after the 30th day after the Date of Termination.  For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events (to the extent such event constitutes a “change in control” for purposes Section 409A of the Code): (a) any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) directly or indirectly acquires, including but not limited to by means of a merger or consolidation, beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities unless pursuant to a tender or exchange offer made directly to the Company’s stockholders that the Board recommends such stockholders accept, other than (i) the Company or any corporation, partnership, limited liability company, business trust or other person or entity controlling, controlled by or under common control with the Company (an “Affiliate”), (ii) an employee benefit plan of the Company or any of its Affiliates, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, (b) over a period of thirty-six (36) consecutive months or less, there is a change in the composition of the Board such that a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals who either (i) have been Board members continuously since the beginning of that period, or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in the preceding clause (i) who were still in office at the time that election or nomination was approved by the Board, or (c) a sale, transfer or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions (other than to an Affiliate of the Company).

(d)           Possible Cut-back.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that receipt of all payments or distributions from Company, or its Affiliates, to the Executive in the nature of compensation, whether paid or payable pursuant to this Agreement or otherwise, would subject the Executive to the excise tax under Section 4999 of the Code, the amount of “parachute payments” (within the meaning of Section 280G of the Code) paid or payable pursuant to this Agreement (the “Agreement Payments”) shall be reduced to the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code (the “Reduced Amount”) but only if it is determined that the Executive would be better-off, on a net after-tax basis, if the Agreement Payments were reduced to the Reduced Amount.  All determinations required to be made under this subsection (f) shall be made by an independent accounting firm (the “Accounting Firm”), and all fees and expenses of the Accounting Firm shall be borne solely by the Company.  The Accounting Firm shall provided detailed supporting calculations to both the Company and the Executive, and absent manifest error, shall be binding upon both parties.

(e)           Expiration/Non-Renewal of the Agreement by the Company.  For the avoidance of doubt, a non-renewal of this Agreement by the Company (in accordance with Section 1(a) above) will not constitute a termination of employment by the Company without Cause and the Executive acknowledges that the severance provisions of Section 4(b) will not apply.

5.             Section 409A.

(a)           Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section

409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)           All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)           To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)           The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)           The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

6.             Confidentiality.

(a)           Proprietary Information. The Company has spent extensive time and effort identifying and developing trade secrets, customer relationships, client relationships, supplier relationships, goodwill and economic advantage, other business initiatives and other confidential information (as further defined below, the “Proprietary Information”).  The Executive acknowledges and understands that the Executive will have access to such Proprietary

Information solely as a byproduct of the Executive’s employment with the Company.  The Executive agrees that, at all times during the Executive’s employment with the Company, and at any time thereafter and without regard to when or for what reasons such employment terminates, the Executive shall not disclose any such Proprietary Information to any person outside the Company or utilize such Proprietary Information to compete against the Company unless such disclosure is (1) necessary for the Executive to perform the Executive’s duties as an employee of (and only while employed by) the Company, (2) in response to a valid subpoena or order by a court or other governmental body, or (3) otherwise required by law or regulation.  In the event that the Executive receives a subpoena or similar demand to disclose Proprietary Information, the Executive shall promptly notify the Company so that the Company shall have the ability to seek an appropriate protective order prior to the Executive making any disclosure in response to such subpoena or demand.  For purposes of this Agreement, “Proprietary Information” shall include, without limitation:

(i)            The identity of any current or prospective customers, clients, suppliers or vendors;

(ii)           Information relating to the business, products, affairs and finances of the Company, for the time being confidential to it;

(iii)          Technical data and know-how relating to the business of the Company;

(iv)          Any information relating to the Company’s technology, marketing and business plans or strategies;

(v)           Any management accounting and other similar financial information that would typically be included in the financial statements of the Company, including, without limitation, the amount of the assets, liabilities, net worth, revenues or net income;

(vi)          Names and addresses of any of the Company’s customers, clients, suppliers, vendors and employees, and details of any independent contractor or agency arrangements;

(vii)         Non-public information relating to legal and professional dealings, real property, tangible property, finances, business, and investment activities, and other personal affairs of the Company;

(viii)        Any and all books, notes, memoranda, records, correspondence, documents, computer and other discs and tapes, data listings, codes, designs, drawings and other documents and materials (whether made or created by the Executive or otherwise) relating to the business of the Company or any of its principals; and

(ix)          Any other non-public information gained in the course of the Executive’s employment with the Company that could reasonably be expected to prove harmful to the Company if disclosed to third parties, including without limitation, any information that could be reasonably expected to aid a competitor or potential competitor of the Company.  For purposes of this Agreement, “Proprietary Information” shall not include information that (1) was otherwise in the Executive’s possession prior to disclosure by the Company as evidenced by Executive’s written records; (2) is disclosed to the Executive by a third party who is lawfully in possession of such information and who is not in violation of any contractual, legal or fiduciary obligation to the Company with respect to such information; or (3) is or becomes part of the public domain other than directly or indirectly, through the breach of this Agreement.

(b)           Property.  The Executive agrees that the Executive will not make or retain any originals, copies or reproductions of or excerpts from any of the Proprietary Information for the Executive’s use or the use of others, except for the Executive’s use for the benefit of the Company in the course of and in connection with the Executive’s employment with the Company.  On request by the Company or on termination of the Executive’s employment with the Company, the Executive will immediately deliver to the Company all tangible property that embodies or contains any Proprietary Information, including books, notes, memoranda, records, correspondence, documents, computer and other discs and tapes, data listings, codes, designs, drawings and other documents and materials relating to the business of the Company, whether prepared or developed by or with the assistance of the Executive or otherwise coming into the Executive’s possession, custody or control and shall certify that all such property has been handed over on request by the Company; provided however, that the Executive may retain (and make copies of) the Executive’s personal non-business-related correspondence files, personal rolodex and documents relating to the Executive’s personal compensation, benefits, and obligations.

(c)           Nondisclosure to the Company.  The Executive represents and warrants that the Executive has not disclosed and will not disclose to the Company any trade secrets or other confidential or proprietary information that may not lawfully be so disclosed by the Executive, by virtue of the ownership of the same by another person or entity or otherwise.

(d)           Confidential Information of Third Parties.  The Executive acknowledges and understands that, in dealing with third parties with which the Company has business relations or potential business relations, the Company may receive confidential and proprietary information and materials from such third parties subject to the Company’s agreement to maintain the confidentiality thereof and to require the Company’s employees and consultants to do so.  The Executive agrees to treat all such information and materials as Proprietary Information subject to this Agreement.

7.             Work Made for Hire.  The Executive and the Company agree that the Executive may make inventions or create other Intellectual Property (as further defined below) in the course of the Executive’s duties and agree that in this respect the Executive has a special responsibility to further the interests of the Company.

(a)           For purposes of this Agreement, the term “Intellectual Property” shall include, without limitation: all patents, registered designs, trade marks and service marks (whether registered or not and including any applications for the foregoing), copyrights, design rights, database rights and all other intellectual property and similar proprietary rights subsisting in any part of the world (whether or not capable of registration) and including (without limitation) all such rights in materials, works, prototypes, inventions, discoveries, techniques, computer programs, source codes, data, technical, commercial or confidential information, trading, business or brand names, goodwill or the style of presentation of the goods or services or any improvement of any of the foregoing and the right to apply for registration or protection of any of them and in existing applications for the protection of any of the above.

(b)           Any invention, improvement, design, process, information, copyright work, computer program, trade mark, trade name or get-up, work or other output made, created or discovered by the Executive during the employment, whether capable of being patented or registered or not and whether or not made or discovered in the course of the Executive’s employment, in conjunction with or in any way affecting or relating to the business of the Company, or capable of being used or adapted for use in or in connection with such business, together with all Intellectual Property subsisting therein, (the “Intellectual Property Rights”) shall be disclosed immediately to the Company and shall, to the fullest extent permitted by applicable law, be deemed “work made for hire” and belong to and be the absolute property of the Company, and the Executive hereby assigns to the Company with full title guarantee and by way of present assignment of future rights, all such copyright, database rights, design rights, and any other Intellectual Property capable of assignment by way of present assignment of future rights, which may fall within the definition of the Intellectual Property Rights absolutely for the full term of those rights.

(c)           If and whenever required so to do by the Company the Executive shall at the expense of the Company:

(i)            Apply or join with the Company in applying for patent or other protection or registration in the United States and/or in any other part of the world for any Intellectual Property Rights; and

(ii)           Execute all instruments and do all things necessary for vesting all Intellectual Property Rights (including such patent or other protection or registration when so obtained) and all right, title and interest to and in them absolutely, with full title guarantee and as sole beneficial owner, in the Company or in such other person as the Company may specify.

(d)           The Executive irrevocably and unconditionally waives all rights under any applicable law respecting copyright, in connection with the Executive’s authorship of any existing or future copyright work in the course of the employment, in whatever part of the world such rights may be enforceable.

(e)           The Executive irrevocably appoints the Company to be the Executive’s attorney in the Executive’s name and on the Executive’s behalf to execute any such instrument or do any such thing and generally to use the Executive’s name for the purpose of giving to the Company the full benefits of this clause.  A certificate in writing in favour of any third party signed by any director or by the Secretary of the Company that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case.

8.             Nondisparagement.  The Executive agrees that the Executive will not, whether during or after the Executive’s employment with the Company, make any statement, orally or in writing, regardless of whether such statement is truthful, nor take any action, that (i) in any way could disparage the Company or any principals, officers, executives, directors, partners, managers, members, employees, representatives, agents, or investors of the Company, or which foreseeably could harm the reputation or goodwill of any of those persons or entities, or (ii) in any way, directly or indirectly, could knowingly cause or encourage or condone the making of such statements or the taking of such actions by anyone else.

9.             Nonsolicitation of Customers, Vendors and Suppliers.  The Executive agrees that during the Executive’s employment with the Company, and for a period of twelve months following the termination of the Executive’s employment with the Company for whatever reason, the Executive shall not, without the prior written consent of the Company, solicit or negotiate with, directly or indirectly, on the Executive’s own account or on behalf of any third party, any customer, client, vendor or supplier of the Company, or request or advise any customer, client, vendor or supplier of the Company to curtail or cancel its business relationship with the Company.  For purposes of this Section 9, consent on the part of the Company means a Company resolution passed by the Board, pursuant to its by-laws, resolving to grant such consent.  The Executive further represents that the Executive’s fulfillment of the obligations set forth in this section shall not cause the Executive any substantial economic hardship or render the Executive unemployable within the industry either during or after the nonsolicitation period.

10.          Nonsolicitation of Employees.  The Executive agrees that while the Executive is employed as an employee of the Company and for a period of twenty four months after the termination of the Executive’s employment with the Company for whatever reason, the Executive shall not hire, solicit, recruit, induce, entice or procure, directly or indirectly, on the Executive’s own account or on behalf of any third party, any officer, executive, director, partner, principal, member, employee, representative, agent, consultant or other independent contractor of the Company or any person who was an officer, executive, director, partner, principal, member, employee, representative, agent, consultant or other independent contractor of the Company at any time during the final year of the Executive’s employment with the Company, to invest with, or work for the Executive or any person or entity with which the Executive is or intends to be affiliated or encourage any such person to terminate his or her employment or other relationship with the Company, without the express written consent of the Company.  For purposes of this Section 10, consent on the part of the Company means a Company resolution passed by the Board, pursuant to its by-laws, resolving to grant such consent.

11.          Conflicts of Interest; Noncompetition.  The Executive agrees that while the Executive is employed as an employee of the Company and for a period of twelve months after the termination of the Executive’s employment with the Company for whatever reason, the Executive shall not, directly or indirectly, own an interest in, join, carry on or be engaged in, operate, control or participate in, or be connected as an officer, director, employee, agent, independent contractor, consultant, partner, member, manager, shareholder or principal with, any corporation, partnership, limited liability company, proprietorship, association, business or other entity or person engaged in any Competing Business without the express written consent of the Company.  As used herein, “Competing Business” means, anywhere in the United States, any business which has a principal line of business engaged in, or which derives a substantial portion of its revenue from: (i) the retail sale of young women’s’ clothing, accessories or footwear, through stores, catalogues or the Internet; (ii) any other business carried on by the Company and/or its affiliates, subsidiaries or other related entities over the course of the Executive’s employment by the Company at any time (irrespective of whether such business is carried on by the Company as of the Commencement Date); or (iii) any business in development at the Company and/or its affiliates, subsidiaries or other related entities over the course of the Executive’s employment by the Company at any time with which the Executive was involved in any manner.  For purposes of this Section 11, consent on the part of the Company means a Company resolution passed by the Board, pursuant to its by-laws, resolving to grant such consent.  The Executive further represents that the Executive’s fulfillment of the obligations set forth in this section shall not cause the Executive any substantial economic hardship or render the Executive unemployable within the industry either during or after the noncompetition period.

12.          Litigation and Regulatory Cooperation.  During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while the Executive was employed by the Company.  The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.  The Company shall reimburse the Executive for any reasonable out of pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 12.

13.          Injunctive Relief.  The Executive acknowledges that the Proprietary Information was and in the future may be acquired and/or developed by the Company at great expense, constitutes a special, valuable and unique asset of the Company, and is owned exclusively by the Company.  Therefore, the Executive acknowledge and agrees that the Executive’s failure to perform any of the covenants in Sections 6-11 of this Agreement would cause irreparable injury to the Company and cause damages to the Company that would be difficult or impossible to ascertain or quantify.  Accordingly, without limiting any remedies that may be available with respect to any breach of this Agreement, the Executive consents to the entry of an injunction to restrain any breach of this Agreement without showing or proving any actual damage to the Company and without the posting of a bond or other security.

14.          Extension of Restrictions.  In the event of a violation of the covenants contained herein and a proceeding instituted by the Company to prevent and enjoin such violation, then the period of time during which the Executive’s business activities shall be restricted, as provided in this Agreement, shall be lengthened by a time period equal to the period between the date of the breach of the terms or covenants contained in this Agreement and the date on which the decision disposing of the issues upon the merits shall become final or not subject to further appeal.

15.          Third Party Agreements.

(a)           The Executive represents to the Company that the Executive’s employment with the Company and the performance of the Executive’s duties for the Company will not violate any obligations the Executive may have to any previous employer or other party.  In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employer or other party (except as the Executive is authorized by such previous employer or other party).

(b)           The Executive agrees to indemnify the Company against any suits, claims or demands against the Company by any person or entity asserting that: (1) an agreement exists which precludes the Executive’s employment with the Company and/or the performance of the Executive’s duties for the Company as contemplated by this Agreement; or (2) that the Executive disclosed or made use of any information in violation of any agreements with or rights of any previous employer or other party.

16.          Arbitration of Disputes.  Except as provided in the last sentence of this Section 16, to the fullest extent permitted by law, the Company and the Executive agree to waive their rights to seek remedies in court, including any right to a jury trial.  The Company and the Executive agree that any dispute between or among them or their subsidiaries, affiliates or related entities arising out of, relating to or in connection with this Agreement or the Executive’s employment with the Company, will be resolved in accordance with a two-step dispute resolution procedure involving: (1) Step One: non-binding mediation, and (2) Step Two: binding arbitration under the Federal Arbitration Act, 9 U.S.C. section 1 et. seq., or state law, whichever is applicable.  Any such mediation or arbitration hereunder shall be conducted in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) pursuant to its then current Employment Arbitration Rules (a copy of which is available through AAA’s website, www.adr.org) and Mediation Procedures (the “AAA Employment Rules”) (a copy of which is available through AAA’s website, www.adr.org).    Notwithstanding anything to the contrary in the AAA Employment Rules, the mediation process (Step One) may be ended by either party to the dispute upon notice to the other party that it desires to terminate the mediation and proceed to the Step Two arbitration; provided, however, that neither party may so terminate the mediation process prior to the occurrence of at least one (1) mediation session with the mediator.  No arbitration shall be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the Step One mediation.  The mediation session(s) and, if necessary, the arbitration hearing shall be held in Jacksonville, Florida or any other location mutually agreed to by the Parties hereto.  The arbitration (if the dispute is not resolved by mediation) will be conducted by a single AAA arbitrator, mutually selected by the parties, as provided for by the AAA Employment Rules.  If required by law, the Company will be responsible for the AAA charges, including the costs of the mediator and arbitrator, otherwise the parties will share such charges equally.  The Company and the Employee agree that the arbitrator shall apply the substantive law of Florida to all state law claims and federal law to any federal law claims, that discovery shall be conducted in accordance with the AAA Employment Rules or as otherwise permitted by law as determined by the arbitrator.  The arbitrator’s award shall consist of a written statement as to the disposition of each claim and the relief, if any, awarded on each claim.  The Company and the Employee understand that the right to appeal or to seek modification of any ruling or award by the arbitrator is limited under state and federal law.  Any award rendered by the arbitrator will be final and binding, and judgment may be entered on it in any court of competent jurisdiction in Jacksonville, Florida at the time the award is rendered or as otherwise provided by law.  Nothing contained herein shall restrict either party from seeking temporary injunctive relief in a court of law.

17.                               Venue; Consent to Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce Section 13 of this Agreement, the parties hereby agree that the exclusive forum and venue for such court action shall be the State and Federal courts located in the State of Florida.  The parties hereby consent to the jurisdiction of the State Courts of the State of Florida and the United States District Court for the Middle District of Florida.  Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

18.                               Withholding.  All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law and net of any authorized deductions.

19.                               Successor to the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

20.                               Assignment; Successors and Assigns.  Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party.  For purposes of this Section 20, consent on the part of the Company means a Company resolution passed by the Board, pursuant to its by-laws, resolving to grant such consent.  Notwithstanding the foregoing, the Company may assign its rights under this Agreement without any such further consent of the Executive to any successor in interest to the Company including in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, limited liability company, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, limited liability company, partnership, organization or other entity, in which event all references to the “Company” shall be deemed to mean the assignee or a designated affiliate of the assignee if such successor expressly assumes and agrees to perform all of the obligations of this Agreement.  The Executive hereby consents to such assignment as set forth in the immediately preceding sentence and further acknowledges and agrees that no further consent by the Executive is necessary to make such assignment.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

21.                               Entire Agreement.  This Agreement constitutes the entire agreement between the Executive and the Company, and supersedes any prior written or oral agreements between the parties, concerning the subject matter hereof.  There are no representations, agreements, arrangements, or understandings, oral or written, between the parties to this Agreement relating to the subject matter contained in this Agreement, that are not fully expressed herein.  This Agreement may not be modified or changed without the written, signed and duly authorized consent of each party hereto.  For purposes of this Section 21, consent on the part of the Company means a Company resolution passed by the Board, pursuant to its by-laws, resolving to grant such consent.

22.                               Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court or arbitrator of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  In the event that any portion or provision of this Agreement is determined by a court or arbitrator of competent jurisdiction to be unenforceable by reason of excessive scope as to geographic, temporal or functional coverage, such provision will be deemed to extend only over the maximum geographic, temporal and functional scope as to which it may be enforceable.

23.                               Survival.  The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment with the Company to the extent necessary to effectuate the terms contained herein.

24.                               Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

25.                               Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Employee at the last address the Employee has filed in writing with the Company or, in the case of the Company, at the Company’s main offices, to the attention of the Board.  Notices hereunder shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

26.                               Governing Law.  This is a Florida contract and shall be construed under and be governed in all respects by the laws of the State of Florida, without giving effect to the conflict of laws principles of the State of Florida.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Eleventh Circuit.

27.                               Indemnification. The Company agrees that the Executive shall be covered by D&O insurance to the extent of coverage of the other officers and directors of the Company.

28.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

BODY CENTRAL CORP.

By:	/s/ Donna R. Ecton
Its: Chairman of Body Central Corp.’s Compensation Committee of the Board of Directors

BRIAN P. WOOLF

/s/ Brian P. Woolf
Brian P. Woolf

EXHIBIT A

GENERAL RELEASE AGREEMENT

THIS GENERAL RELEASE AGREEMENT (the “General Release”) is made as of this      day of                                       , 20      , by and between [•] (the “Company”), and [•] (“Employee”), on the other hand.

WHEREAS, Employee was employed by the Company pursuant to an employment agreement made as of                   , 2013 (the “Employment Agreement”);

WHEREAS, Employee’s employment with the Company has terminated pursuant to the Employment Agreement as of      day of                         , 20     (the “Termination Date”) and such termination was either: (i) a termination by the Company without Cause as provided in Section 3(d) of the Employment Agreement; or (ii) a termination by Employee for Good Reason as provided in Section 3(e) of the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration set forth herein, the Parties hereby agree as follows:

1.                                      General Release.  For good and valuable consideration, including but not limited to the benefits provided for in Section 4(b) of the Employment Agreement, Employee releases, discharges, and promises not to sue the Company and any of its parents, subsidiaries, affiliates, and related entities, and/or any and all of its and their current or former directors, officers, members, employees, attorneys, representatives, insurers, agents, heirs, successors, and assigns (individually and collectively the “Company Releasees”), from and with respect to any and all claims, actions, suits, liabilities, debts, controversies, contracts, agreements, obligations, damages, judgments, causes of action, and contingencies whatsoever, including attorneys’ fees and costs, in law or in equity, known or unknown, suspected or unsuspected, asserted or unasserted, which against the Company Releasees, Employee and Employee’s respective heirs, administrators, executors, successors, assigns, attorneys, and affiliates (individually and collectively the “Employee Releasors”) ever had, now has, or hereafter can, shall, or may have for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through the date Employee executes this General Release (individually and collectively, “Claims”).  This includes, without limitation, (i) any Claims in connection with or arising from Employee’s employment by the Company or the separation or end of such employment; (ii) any Claims for compensation, salary, bonus, commissions, incentive compensation or similar benefit, stock options, severance pay, pension, vacation pay, life insurance, disability benefits, health or medical insurance, or any other fringe benefit; (iii) any Claims under any federal, state, or local law, regulation, or ordinance, including without limitation any Claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Family Medical Leave Act, and the Florida Civil Rights Act of 1992 (Fla. Stat. Ann. Sec. 760.01 et seq.); (iv) any Claims under common law including, without limitation, any Claim for tort, breach of contract (express or implied, written or oral), quasi contract, or wrongful or constructive discharge; and (v) any Claims for compensatory damages, punitive damages, or attorneys’ fees, costs, disbursements and the like.  Employee intends this release to be a general release of any and all Claims to the fullest extent permissible by law.  Notwithstanding the foregoing, this release shall not affect (x) the Employee’s right to receive the consideration and benefits provided for in Section 4(b) of the Employment Agreement, (y) any rights the Employee to coverage under any directors’ and officers’ liability insurance policy maintained by the Company subject to the terms and conditions of such policy; or (z) the Employee’s rights existing solely by virtue of his capacity as a shareholder of the Company.

2.                                      Indemnification for Claims.  Employee represents and warrants that neither Employee nor any other Employee Releasor has previously filed, and to the maximum extent permitted by law agrees that neither Employee nor any other Employee Releasor will file, a complaint, charge or lawsuit against any of the Company Releasees regarding any of the Claims released herein.  If, notwithstanding this representation and warranty, an Employee Releasor has filed or files such a complaint, charge or lawsuit, Employee agrees that Employee shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining such dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any party against whom a Employee Releasor has filed such a complaint, charge, or lawsuit.  The immediately preceding sentence shall not apply, however, to a Claim of age discrimination under the Age Discrimination in Employment Act.  Notwithstanding any other language in this General Release, the parties understand that this General Release does not prohibit Employee from filing an administrative charge with the Equal Employment Opportunity Commission or similar administrative agency.  Employee, however, waives any right to monetary or other recovery should any federal, state or local administrative agency pursue claims on the Employee’s behalf arising out of or relating to Employee’s employment with the Company or the separation of Employee’s employment with the Company.

3.                                      Older Worker Benefit Protection Act Disclosure.  Employee recognizes that as part of Employee’s agreement to release any and all Claims against the Company Releasees, Employee is releasing Claims for age discrimination under the Age Discrimination in Employment Act, although Employee has not made any such Claims.  Accordingly, before executing this General Release, Employee has a right to reflect upon it for a period of up to twenty-one (21) days before executing it (the “Review Period”), and Employee has an additional period of seven (7) days after executing this General Release to revoke it in writing to the Company’s Board in the manner described in Paragraph 4 below (the “Revocation Period”) under the terms of the Older Worker Benefit Protection Act.  This General Release shall be effective upon the expiration of the seven (7) day Revocation Period (the “Effective Date”).  By Employee’s signature below, Employee represents and warrants that Employee has been advised to consult and has consulted with an attorney of Employee’s own choosing, that Employee has been given a reasonable amount of time to consider this General Release, and that if Employee signs this General Release prior to the expiration of the Review Period, Employee is voluntarily and knowingly waiving the remainder of the Review Period.

4.                                      Revocation.  As stated above, pursuant to the Older Worker Benefit Protection Act, Employee may revoke this General Release within seven (7) days after signing it.  Revocation must be made in writing to the Company’s  Board stating, “I hereby revoke my acceptance of our Settlement and General Release Agreement” and be delivered to the Company’s Board c/o [INSERT TITLE AND ADDRESS].  For this revocation to be effective, written notice must be delivered to the Company’s Board [INSERT TITLE AND ADDRESS]

no later than the close of business on the seventh day after Employee signs this General Release, or if the seventh day falls on a Saturday or Sunday or holiday, on the next business day.  In the event Employee executes this General Release and thereafter exercises Employee’s right to revoke as set forth in this Paragraph 4, this General Release shall not be effective or enforceable and Employee will not be eligible to receive the benefits set forth in Section 4(b) of the Employment Agreement.  Unless timely and properly revoked, this General Release shall be effective on the Effective Date.

5.                                      Sections of the Employment Agreement Still in Effect.  Employee acknowledges that certain of Employee’s obligations under the Employment Agreement were intended to, and do in fact, survive the termination of Employee’s employment with the Company.  Employee further agrees and acknowledges that nothing contained in this General Release shall be construed to relieve Employee of such ongoing obligations including, without limitation, those set forth in Sections 6-12 of the Employment Agreement.  Employee further acknowledges that the severance payments and benefits provided for in Section 4(b) of the Employment Agreement are in consideration for and contingent upon Employee’s continued compliance with any ongoing obligations under the Employment Agreement and that such payments shall cease in the event Employee breaches any of Employee’s contractual obligations set forth in the Employment Agreement.

6.                                      Modification.  This General Release may be modified or amended only by a written instrument duly signed by each of the parties hereto or their respective successors or assigns.

7.                                      Controlling Law.  This General Release shall be construed in accordance with and governed by the laws of the State of Florida, without regard to principles of conflict of laws.

8.                                      Entire Agreement.  This General Release, together with the Employment Agreement, constitutes and contains the complete understanding of Employee and the Company with respect to the subject matter addressed in this General Release, and supersedes and replaces all prior negotiations and all agreements, whether written or oral, concerning the subject matter of this General Release.  This is an integrated document.

9.                                      Severability.  If any provision of this General Release is held invalid, such invalidation shall not affect other provisions or applications of the General Release which can be given effect without the invalid provision or application, and to this end the provisions of this General Release are declared to be severable.

10.                               Counterpart and Facsimile Signatures.  The parties agree that facsimile signatures of this General Release shall be treated the same as an original signature and further agree that the General Release may be executed in counterparts.

11.                               Attorney Review.  By their authorized signatures below, Employee and the Company warrant that they agree to all of the terms of this General Release, that they have had an opportunity to discuss those terms with attorneys or advisors of their own choosing and that those terms are fully understood and voluntarily accepted by them, including without limitation the releases contained herein and that they have signed this General Release voluntarily and with full understanding of its legal consequences.

12.                               Representations and Warranties; Knowing and Voluntary Agreement.  By Employee’s signature below, Employee represents and warrants: (i) that Employee hereby is advised in writing, and that Employee has been so advised, to consult with an attorney of Employee’s own choosing in connection with this General Release; (ii) that Employee has been given a reasonable amount of time to consider this General Release of not less than twenty-one (21) days; (iii) that Employee has read and reviewed this General Release thoroughly and fully understands its terms and conditions and their significance and has discussed them with Employee’s independent legal counsel, or has had a reasonable opportunity to have done so; (iv) that Employee agrees to all the terms and conditions of this General Release; (v) that Employee is signing this General Release voluntarily and of Employee’s own free will, with the full understanding of its legal consequences, and with the intent to be bound hereby; and (vi) that if Employee signs this General Release prior to the expiration of the Review Period, Employee is voluntarily and knowingly waiving the remainder of the Review Period.

IN WITNESS WHEREOF, the parties to this General Release, intending to be legally bound, have caused this General Release to be executed as of the      day of                         , 20    .

BODY CENTRAL CORP.

By:		By:
	BRIAN P. WOOLF		[NAME], [TITLE]